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                                                                EXHIBIT 1


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York  10005
                                December 15, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


                       Re:  Southwestern Electric Power Company
                            Form U-1 Application-Declaration


Dear Sirs:

                  We refer to the Form U-1 Application-Declaration (the "Application") under the Public Utility Holding Company Act of
1935, as amended (the "1935 Act"), filed by Southwestern Electric
Power Company (the "Company"), a Delaware corporation and a wholly-owned electric utility subsidiary of Central and South
West Corporation ("CSW"), a Delaware corporation and a registered holding company. The Application relates to the Company's request for authority under the 1935 Act to purchase 78 shares of common stock of The Arklahoma Corporation (the "Shares") from
Oklahoma Gas and Electric Company (the "Transaction"), all as more fully described in the Application. We have acted as special counsel for the Company in connection with the filing of the Application.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Application.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transaction is consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1.  All state laws applicable to the proposed
             Acquisition as described in the Application will have been complied with.

                  2.  The Company will legally acquire the Shares.

                  3. The consummation of the proposed Transaction as described in the Application will not violate the legal rights of the lawful holders of any securities issued by the Company or any associate company of the Company.

                  The opinions expressed above in respect of the proposed Transaction as described in the Application are subject to the following assumptions or conditions:

                  a. The Transaction shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Company.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transaction described therein.

                  c. The Transaction shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  e. All legal matters incident to the Transaction shall be satisfactory to us, including the receipt in satisfactory form of opinions of others counsel qualified to practice in jurisdictions pertaining to the Transaction in which we are not admitted to practice.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                      Very truly yours,

                              /s/MILBANK, TWEED, HADLEY & MCCLOY
                                      MILBANK, TWEED, HADLEY & McCLOY